EXHIBIT 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE
Contact:  Gregory J. Kreis, President & CEO
                 Eugene R. Sunderhaft, Senior Vice President & CFO

Telephone: 315 343 4100

Bridge Street Financial, Inc. Announces Special Dividend

Oswego, New York August 21, 2006. Bridge Street Financial, Inc. (the “Company”) (NASDAQ: OCNB), the holding company for Oswego County National Bank (the “Bank”), declared a special dividend of nine cents per share to shareholders of record on August 31, 2006 and payable on or about September 21, 2006. The special dividend is in lieu of the regular quarterly dividend that would normally be paid in the fourth quarter based on third quarter results. It will provide Bridge Street Financial shareholders their traditional four dividends per year in the event that the merger with Alliance Financial Corporation is completed in October of 2006.

Bridge Street Financial, Inc. is the holding company of Oswego County National Bank and Ladd’s Agency. Oswego County National Bank is a national bank whose deposits are insured by the FDIC. The Bank was founded in 1870 and conducts business from its main office in Oswego, New York and seven branches in Oswego, Fulton, Pulaski, Brewerton, North Syracuse, and Liverpool, New York.

This press release may contain forward-looking statements based on current expectations, estimates and projections about the Company’s industry, management’s beliefs and assumptions made by management. Words such as “anticipates”, “expects”, “intends”, “plans”, “believes”, “seems”, “estimates”, “may”, “could”, or variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to forecast. Therefore, actual results may differ materially from those expressed or forecast in such forward-looking statements. The Company undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information or otherwise.